UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-21915

Date of Report: June 1, 2006

COLDWATER CREEK INC.

(Exact name of registrant as specified in its charter)

DELAWARE	82-0419266
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

ONE COLDWATER CREEK DRIVE, SANDPOINT, IDAHO 83864

(Address of principal executive offices)

(208) 263-2266

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On May 24, 2006, Coldwater Creek Inc. (the “Company”) filed a current report on Form 8-K (the “Form 8-K”) in which it reported under Item 4.02 of the Form 8-K a restatement of its fiscal 2005 financial statements. This amendment to the Form 8-K is being filed to supplement the disclosure under Item 4.02 of the Form 8-K as follows.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On May 22, 2006, the Audit Committee of the Board of Directors of the Company concluded that the Company’s consolidated financial statements for the fiscal year ended January 28, 2006, and for the second, third and fourth quarters of fiscal 2005, should be restated and that those previously filed financial statements and Management’s Report on Internal Control Over Financial Reporting should no longer be relied upon. The restatement is to correct the manner in which the Company recognized marketing fees received under its co-branded customer credit card program. Previously the Company had concluded, under the guidance provided by Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”) that the marketing fee represented a discrete transaction between the Company and the card issuer, containing no significant ongoing obligations that caused the company to conclude that the earnings process was not complete with respect to marketing fees received. On reconsideration, the Company determined that under EITF 00-21 the up-front “marketing royalty” and the ongoing “sales royalty” were received in exchange for multiple deliverables that should be combined and that the appropriate recognition of revenue should be determined for those combined deliverables as a single unit of accounting. Accordingly, the Company concluded under SAB 104 that certain ongoing obligations for the combined deliverables under the contract with the card issuer were significant enough such that the marketing fees should be deferred.

During the second quarter of fiscal 2005, the Company introduced a co-branded customer credit card program. Under this program, the Company receives from the issuing bank a non-refundable, non-recurring marketing fee for each new account that is opened and activated. During the first quarter of fiscal 2006, management determined that an alternative accounting treatment was appropriate to recognize marketing fees received upon activation of credit cards issued under its co-branded credit card program. Previously, the Company included the fee income in consolidated net sales in the period in which a customer’s card was issued and activated. Under the revised accounting, the Company now defers the marketing fees and recognizes them as revenue in future periods over the expected term of its customer relationships. The Company’s amortization schedule for these revenues takes into account historical buying patterns within the Company’s customer base, which it believes reflect the expected lives of its credit card holder relationships.

Based on review and consultation with its independent registered public accounting firm, the Company determined on May 22, 2006 to restate its consolidated financial statements for the second, third and fourth quarters of fiscal 2005 and for the year ended January 28, 2006. The Company anticipates the impact of this restatement for fiscal 2005 to be a decrease in net sales of approximately $8.5 million and in net income per share of approximately $0.06. The Company expects the impact for the second, third and fourth quarters of fiscal 2005 to be a decrease in net sales of approximately $1.3 million, $3.3 million and $3.9 million, respectively, and in net income per share of approximately $0.01, $0.02 and $0.03, respectively.

The Company intends to amend its Form 10-K for fiscal year ended January 28, 2006 and its quarterly reports on Form 10-Q for the quarters ended April 30, 2005, July 30, 2005 and October 29, 2005 to include the restated annual and quarterly financial information.

Additionally, the Company’s management has determined that a material weakness (within the meaning of the Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction With an Audit of Financial Statements, of the Public Company Accounting Oversight Board) in the Company’s internal control over financial reporting existed as of January 28, 2006 with regard to the evaluation of the appropriate accounting treatment for marketing fees received under the co-branded customer credit card program.

The Audit Committee reviewed the accounting treatment and disclosures referred to in this Item 4.02(a) and discussed such treatment and disclosures with KPMG LLP, the Company’s independent registered public accounting firm for fiscal 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLDWATER CREEK INC.

Date: June 1, 2006	/s/ Melvin Dick
Melvin Dick
Executive Vice President, Chief Financial Officer